Exhibit 99.1

NEWS FROM E & E

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT: Ronald L. Frank (716) 684-8060, rfrank@ene.com

Ecology and Environment, Inc. Announces Important Management Changes

LANCASTER, N.Y., 28 July 2008 — Ecology and Environment, Inc., (E & E), the Lancaster, NY-based international environmental consulting firm, announced today that Kevin S. Neumaier, P.E., will become its new president and chief executive officer effective August 1, 2008.  Mr. Neumaier succeeds his father, Gerhard J. Neumaier, who co-founded the firm in 1970 and remains as chairman of E & E’s board of directors.  Kevin Neumaier has been the company’s senior vice president of environmental sustainability and chief information officer.

Mr. Neumaier holds a B.S. in Civil/Environmental Engineering from Clarkson University and is a registered professional engineer. He joined E & E in 1986, shortly after receiving an M.S. in Natural Science from the State University of New York at Buffalo. He has worked for the firm in 22 countries in all aspects of its business including project/program management, finance, business development and IT services. He is a director of E & E’s Brazilian subsidiary, E & E do Brasil, whose revenues have grown tenfold in the past five years. Mr. Neumaier has fostered the growth of E & E’s extensive IT programs, incorporating data management, geographic information systems (GIS) and web development into its engineering and environmental services, as well as championing efficiency measures for internal processes.

Gerard A. Gallagher, III, has been promoted to senior vice president of environmental sustainability.  Based in Tallahassee, FL, he was a vice president in charge of the firm’s operations in the southern U.S.  and is relocating to the Buffalo area to begin his new position.   Mr. Gallagher earned a B.A. in Physical Geography at Buffalo State College and joined the company in 1981. He worked on energy development projects in several western states and served in E & E’s Dallas, TX office. He subsequently moved to Tallahassee to direct the firm’s environmental planning work for the State of Florida, the U. S. Department of Defense and other clients.  He also directed projects addressing environmental policies applying to offshore energy development and on the environmental effects of proposed energy facilities around the Gulf of Mexico and in the Caribbean.

Earlier this year, Kevin Neumaier received the 2008 “Executive of the Year” award from infoTech Niagara, a Western New York professional association, for his work on the development of innovative, scalable solutions to climate change and environmental sustainability, such as E & E’s GreenRide®, GreenMeterSM, and Project  Earth® programs.

Regarding his new role in the company, Mr. Neumaier stated: “It is an honor to take the job as president of Ecology and Environment, Inc.  Our founders -- Frank Silvestro, Gerry Strobel, Ron Frank, my father Gerhard, and a number of others -- displayed amazing vision and drive to create this great organization.  My goals are to continue to build upon the company’s successes, to attract and retain talented professionals, to provide top-quality, broadly based environmental services to our clients, to introduce services and technologies that help improve the global environment, and to achieve all this while providing a return for our shareholders.  In addition to a great set of existing customers and markets, domestic and international, E & E is well-positioned in a number of exciting and growing market sectors such as energy, renewable energy, green services and clean tech, and emerging economies such as Brazil’s, and China’s.”

E & E is one of the world’s leading businesses pioneering innovative yet practical solutions to a wide variety of environmental issues, from mitigating environmental damage to fighting global climate change. Over the past 38 years, the company has successfully completed over 35,000 environmental projects in 83 countries.  E & E is located online at www.ene.com.   (Stock symbol: EEI).

GreenRide® and Project Earth® are registered E & E service marks. GreenMeterSM is an E & E service mark.

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